Exhibit 99.1

Quest Diagnostics Completes Leadership Succession as Jim Davis Becomes CEO
and President, Joins Board of Directors

–Former CEO Steve Rusckowski remains as Chairman through March 2023

Secaucus, NJ, Nov. 1, 2022 – Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that Jim Davis has succeeded Steve Rusckowski as the CEO and President of Quest Diagnostics, completing a transition first announced on February 3, 2022. In addition, Mr. Davis has been elected to the company’s Board of Directors, expanding the board from nine to 10 directors.

Mr. Rusckowski, who has served as CEO and President since May 2012, remains Chairman of the company’s Board of Directors through March 2023.

“It is an honor to lead this great company that is committed to making this a healthier world,” said Mr. Davis. “Our team will remain laser-focused on growing this business, driving operational excellence, and continuing to invest in important growth opportunities, including advanced diagnostics and consumer initiated testing, as we provide patients and customers with important insights that can improve health outcomes.”

Mr. Davis continued: “On behalf of our 50,000 colleagues, I would like to thank Steve for his decade of leadership, placing Quest at the forefront of healthcare. We will build upon the foundation he has established.”

Biographical information on Jim Davis

Mr. Davis joined Quest Diagnostics in 2013 as Senior Vice President, Diagnostics Solutions. Over the last two and a half years he has led the company’s operational response to the COVID-19 pandemic. Before joining Quest, he served as CEO of InSightec, Inc., a medical device company. Prior to that, Jim held senior management positions in a two-decade career in General Electric’s aviation and healthcare businesses, including leading GE’s MRI business for five years. Before GE, Mr. Davis led the development of strategic and operating initiatives for clients of McKinsey & Company, Inc. Mr. Davis holds a master’s degree in management from the Sloan School of Management at Massachusetts Institute of Technology, a master’s degree in science from MIT and a bachelor's degree in aeronautical engineering from the University of Michigan.

About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors, and improve healthcare management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.